EXHIBIT 99.1

For Immediate Release: January 23, 2007

Occidental Petroleum Announces Tender Offer
for $1.09 Billion of its Debt Securities

Los Angeles — Occidental Petroleum Corporation (NYSE: OXY) today announced that it has commenced a cash tender offer to purchase any and all of its 10 1/8% Senior Debentures due 2009, 9 1/4% Senior Debentures due 2019, 8.750% Senior Notes due 2023, 7.200% Senior Debentures due 2028 and 8.450% Senior Notes due 2029. The tender offer will expire at 5:00 p.m., New York City time, on January 30, 2007 unless extended.

The consideration for each $1,000 principal amount of debt securities tendered and accepted for payment pursuant to the tender offer will be determined at 2:00 p.m., New York City time, on January 29, 2007 in the manner described in the offer to purchase dated January 23, 2007. The purchase price, which will be determined by reference to a fixed spread specified for each series of debt securities over the yield based on the bid-side price of the applicable U.S. Treasury Security as indicated below, will be announced by news release promptly after its determination.

Title of Security	Outstanding Aggregate Principal Amount	Fixed Spread	Reference U.S. Treasury Security
10-1/8% Senior Debentures due 2009	$221,587,000	28 basis pts	4.625% due November 2009
9-1/4% Senior Debentures due 2019	$265,315,000	75 basis pts	4.625% due November 2016
8.750% Senior Notes due 2023	$ 75,596,000	88 basis pts	4.500% due February 2036
7.200% Senior Debentures due 2028	$200,000,000	88 basis pts	4.500% due February 2036
8.450% Senior Notes due 2029	$328,355,000	85 basis pts	4.500% due February 2036

In addition, Occidental will pay accrued and unpaid interest up to, but excluding, the applicable settlement date on all validly tendered debt securities accepted for purchase in the tender offer. The settlement date for the tender offer will be the first business day following the expiration date and currently is expected to be January 31, 2007. Occidental intends to use cash on hand to fund the tender offer. The tender offer remains subject to meeting certain conditions, and Occidental reserves the right to extend, terminate, withdraw or amend the tender offer at any time subject to applicable law.

J.P. Morgan Securities Inc. and Citigroup Corporate and Investment Banking are the dealer managers of the tender offer. Questions regarding the tender offer may be directed to J.P. Morgan Securities Inc. (toll-free) at (866) 834-4666 or Citigroup Corporate and Investment Banking at (toll-free) (800) 558-3745. Global Bondholders Services Corporation has been retained to serve as the depositary and information agent. Requests for copies of the offer to purchase, letter of transmittal and related materials should be directed to Global Bondholders Services Corporation at (212) 430-3774 or (toll-free) at (866) 470-4200.

This news release is not an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made only pursuant to the terms of the offer to purchase, dated January 23, 2007, and the related letter of transmittal. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Occidental by J.P. Morgan Securities Inc. or Citigroup Corporate and Investment Banking, or one or more registered brokers or dealers under the laws of such jurisdiction.

Statements in this release that contain words such as "will", "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Contacts:	Lawrence P. Meriage (media)
310-443-6562
Christopher G. Stavros (investors)
212-603-8184
On the web: www.oxy.com

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